EXHIBIT 5.1

                            FORM OF LEGALITY OPINION

_______ , 2004



U.S. Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:


             Re: Media Century International Limited (the "Company")

         We have acted as special legal counsel in the British Virgin Islands to the Company in connection with the proposed offering by the Company of common shares in the Company (the "Shares") held by them as described in the draft prospectus (the "Prospectus") contained in the Company's registration statement on Form F-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on or about the date hereof under the United States Securities Act of 1933 (the "Securities Act").

         For the purposes of giving this opinion, we have examined and relied upon the following documents:

         (i) a copy of the Registration Statement;

         (ii) a copy of the Prospectus;

         (iii) Memorandum and Articles of Association of the Company;


         We have also reviewed the share register and minutes of meetings of the directors of the Company and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed that (i) the resolutions referred to herein are full and accurate records of resolutions passed at meetings duly convened and held in accordance with the articles of association of the Company and that such resolutions have not been amended or rescinded and are in full force and effect
(ii) there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinion expressed herein and (iii) the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

         We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of British Virgin Islands and is limited to and is given on the basis of the current law and practice in British Virgin Islands. Subject as mentioned below, this opinion is issued solely for your benefit and the benefit of any offeree of this offering and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     On the basis of and subject to the foregoing, we are of the opinion that

         1. The duly authorized share capital of the Company consists of 500,000 common shares ("Common Shares") with a par value of $0.10 per share .

         2. When Common Shares have been duly issued in accordance with the Registration Statement, such Common Shares will constitute fully paid and nonassessable share capital of the Company (meaning that no further sums are payable to the Company on the said shares).

         3. Each Common Share is entitled to one vote on all matters submitted to a vote by shareholders.

         4. All Common Shares are equal to each other with respect to liquidation and dividend rights.

         We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.



                                 Yours faithfully,




                                 Conyers Dill & Pearman